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                                                                    EXHIBIT 99.1

          PRESS RELEASE OF THE BANC CORPORATION DATED NOVEMBER 7, 2005

                           [THE BANC CORPORATION LOGO]



                 BANC CORPORATION MANAGEMENT DECLINES 2005 BONUS


BIRMINGHAM, ALA., NOVEMBER 7, 2005: The Banc Corporation (NASDAQ: TBNC) announced today that the members of its senior executive management team, consisting of C. Stanley Bailey, C. Marvin Scott and Rick D. Gardner, have informed the Board of Directors that they will not accept any performance bonus for which they might have been eligible at year-end 2005. CEO Stan Bailey stated, "As substantial shareholders of the Company, we feel that it would be inappropriate for us to receive any bonus in a year when the company will actually lose money due to the buyout of former management employment contracts. We view this as part of our commitment to building shareholder value for The Banc Corporation."

Bailey, Scott and Gardner joined The Banc Corporation in January 2005. Since they joined the Company, shareholder value has been enhanced by approximately $60 million, reflecting a 36% appreciation in stock price.

In conjunction with the foregoing of executive bonuses, the Company announced its Board of Directors has taken action to fully vest all currently outstanding unvested stock options granted under the Company's Incentive Stock Plan and applicable employment agreements, with such vesting to be effective November 15, 2005. Under recent changes in accounting standards, beginning in the 2006 fiscal year, the Company will be required to recognize expense relating to outstanding stock options over the vesting period of the options. The Company estimates that full vesting of all unvested options during 2005 will eliminate approximately $2.0 million of




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future non-cash compensation expense, net of taxes, which would otherwise be incurred by the Company in future periods under the new accounting policy.

Options to purchase 803,342 shares of the Company's common stock, which would otherwise have vested from time to time over the next five years, will become immediately exercisable as a result of these actions. The number of shares covered by the options, the exercise prices of the options and the other terms of the options not related to vesting remain unchanged. Approximately 625,942 shares covered by the options that are subject to accelerated vesting are held by executive officers and directors of the Company, with the remaining options held by other employees.

The Banc Corporation is a $1.38 billion community bank holding company, headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community bank. The Bank has a total of twenty-six branches, with nineteen locations throughout the state of Alabama and seven locations along Florida's eastern panhandle. The Bank also has loan production offices in Montgomery, Alabama, Tallahassee, Florida and Panama City, Florida.

Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflection the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in the Banc Corporation's reports and registration statements filed with the Sec. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors general, economic conditions, especially in the Southeast; the performance of the



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capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation. The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.the-banc.com or by calling 1-887-326-BANK (2265).